EXHIBIT 11.0

                    MONOCACY BANCSHARES, INC. AND SUBSIDIARY

                      Information used in the computation
                         of net income per common share

                                                  Three Months Ended
                                                        March 31,
                                                 ----------------------
                                                 1998              1997
                                                 ----              ----
Basic:

Net income                                     $1,034,218         $667,241
                                               ==========         ========
Weighted average common shares outstanding      1,795,314        1,809,678
                                                =========       ==========

Net income per common share - basic                  $.58             $.37
                                                     ====             ====

Diluted:

Net income                                     $1,034,218         $667,241
                                               ==========         ========

Weighted average common shares outstanding      1,795,314        1,809,678
Adjustment for common stock equivalents            50,475           29,696
                                               ----------        ---------

Weighted average common shares outstanding      1,845,789        1,839,374
                                                =========        =========

Net income per common share - diluted                $.56             $.36
                                                     ====             ====
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